Exhibit 99.1

1615 Poydras Street • New Orleans, LA 70112	Financial & Media Contact:
David P. Joint
(504) 582-4203
McMoRan Exploration Co. Completes
Exchange Offer for 5 1/4% Convertible Senior Notes
NEW ORLEANS, LA, October 6, 2011 — McMoRan Exploration Co. (NYSE: MMR) announced today results from the exchange offer for its $74.7 million 5 1/4% Convertible Senior Notes due 2011 (“existing notes”). A total of $68.2 million of the existing notes were accepted for exchange for an equal principal amount of newly issued 5 1/4% Convertible Senior Notes due 2012 (“new notes”).
     The amount of existing notes exchanged represents over 90 percent of the aggregate principal amount outstanding upon commencement of the exchange offer. McMoRan repaid the remaining $6.5 million of the existing notes, which matured on October 6, 2011. The terms of the new notes are substantially identical to the terms of the existing notes, except that the new notes have a maturity date of October 6, 2012. The CUSIP number for the new notes is 582411AL8.
     The new notes have a conversion price of $16.575 per share and would be convertible into 4.1 million shares of common stock. McMoRan has approximately 161 million shares of common stock outstanding. Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 4% Convertible Senior Notes, 5 3/4% Convertible Perpetual Preferred Stock and the new notes, McMoRan would have approximately 224 million common shares outstanding on a fully converted basis.
     This press release is for informational purposes only and is not an offer to exchange or a solicitation of an offer to exchange any new notes for existing notes. The exchange offer was made by McMoRan pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.
     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area. Additional information about McMoRan is available on its internet website “www.mcmoran.com”.
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